IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

TIMOTHY & THOMAS LLC, an Illinois limited liability company, Plaintiff,	Case No. 06 C 1813
v. VIRAL GENETICS, INC., a Delaware corporation, and HAIG KELEDJIAN, an individual and citizen of California, Defendants.	Honorable Blanche M. Manning Magistrate Judge Michael T. Mason
VIRAL GENETICS, INC., Counterclaim Plaintiff,	JURY TRIAL DEMANDED
v. TIMOTHY & THOMAS LLC, TIMOTHY WRIGHT, THOMAS LITTLE and JOHN and JANE DOES 1 through 10, Counterclaim Defendants.

DEFENDANTS’ AMENDED ANSWER TO
PLAINTIFF’S AMENDED COMPLAINT AND
COUNTERCLAIM PLAINTIFF’S AMENDED COUNTERCLAIMS

Defendant and Counterclaim Plaintiff Viral Genetics, Inc. (“VGI”) and Defendant Haig Keledjian (“Keledjian”) (collectively, “Defendants”), by their attorneys, Baker & McKenzie LLP, as and for their Amended Answer to the Amended Complaint dated December 12, 2006 (the “Amended Complaint”) and VGI’s Amended Counterclaims against Counterclaim Defendants Timothy & Thomas LLC (“T&T”), Timothy Wright (“Wright”), Thomas Little (“Little”) and John and Jane Does 1 through 10 (collectively, “Counterclaim Defendants”), hereby state as follows:

1.           Defendants deny each and every allegation contained in Paragraph 1 of the Amended Complaint, except admit that VGI owns the international patent rights to an investigational drug which is being studied for the potential treatment of Human Immunodeficiency Virus (“HIV”) and the related condition of Acquired Immunodeficiency Syndrome (“Aids”), and that VGI and T&T entered into a Distribution Management Agreement (the “Distribution Management Agreement”).  The Court is respectfully referred to the Distribution Management Agreement for the terms thereof.
2.           Defendants deny each and every allegation contained in Paragraph 2 of the Amended Complaint, except admit that, previously, VGI had granted certain distribution rights in certain African countries to VGI’s investigational drug to another company; however, such distribution rights were no longer in force or effect at the time of execution of the Distribution Management Agreement with Plaintiff.
Section of the Amended Complaint Entitled
“The Parties”
3.           Defendants deny knowledge and information sufficient to form a belief as to the truth of the allegations contained in Paragraph 3 of the Amended Complaint.
4.           Defendants admit the allegations contained in Paragraph 4 of the Amended Complaint.
5.           Defendants admit the allegations contained in Paragraph 5 of the Amended Complaint.

Section of the Amended Complaint Entitled
“Jurisdiction and Venue”
6.           Defendants admit the allegations contained in Paragraph 6 of the Amended Complaint.
7.           Defendants deny each and every allegation contained in Paragraph 7 of the Amended Complaint.
Section of the Amended Complaint Entitled
“Factual Background”
8.           Defendants deny each and every allegation contained in Paragraph 8 of the Amended Complaint, except admit that VGI has made certain public securities filings and respectfully refers the Court thereto for the contents thereof.
9.           Defendants deny each and every allegation contained in Paragraph 9 of the Amended Complaint, except admit that VGI has made certain public securities filings and respectfully refers the Court thereto for the contents thereof.
10.           Defendants deny each and every allegation contained in Paragraph 10 of the Amended Complaint, except admit that a Phase III clinical trial of the safety and efficacy of VGV-1 has been conducted in the Republic of South Africa.
Section of the Amended Complaint Entitled
“The Invention Of TNP Technology”
11.           Defendants deny each and every allegation contained in Paragraph 11 of the Amended Complaint, except admit that Harry P. Zhabilov Sr. died in May, 2002 and that he was one of the inventors of the use of Thymus Nuclear Protein (“TNP”) as a treatment for HIV/AIDS, which is the subject of more than one patent application in the United States and/or worldwide.
12.           Defendants deny each and every allegation contained in Paragraph 12 of the Amended Complaint, except admit that three continuation-in-part applications relating to the original patent application were filed with the USPTO.

13.           Defendants deny each and every allegation contained in Paragraph 13 of the Amended Complaint, except admit that a patent application was filed in the Republic of South Africa with respect to the same invention described in the original United States patent application.
14.           Defendants admit the allegations contained in Paragraph 14 of the Amended Complaint.
15.           Defendants admit the allegations contained in Paragraph 15 of the Amended Complaint.
16.           Defendants deny each and every allegation contained in Paragraph 13 of the Amended Complaint, except admit that Tomson USA Ltd. (“Tomson”) is no longer a corporation in good standing in the State of Nevada.
Section of the Amended Complaint Entitled
“The Relationship Between VGI and T&T”
17.           Defendants deny each and every allegation contained in Paragraph 17 of the Amended Complaint, except admit that Keledjian, Little and Wright met at the Ritz Carlton Hotel and Gibson’s Steak House in Chicago, Illinois on or about September 30, 2003.
18.           Defendants deny each and every allegation contained in Paragraph 18 of the Amended Complaint.
19.           Defendants deny each and every allegation contained in Paragraph 19 of the Amended Complaint, except admit that Little advanced $200,000 pursuant to a convertible debenture.

20.           Defendants deny each and every allegation contained in Paragraph 20 of the Amended Complaint.
21.           Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 21 of the Amended Complaint, except admit that, as part of the process for approval to conduct a Phase III clinical trial in South Africa, VGI submitted documentation, including an “Investigator’s Drug Brochure.”
22.           Defendants deny each and every allegation contained in Paragraph 22 of the Amended Complaint, except admit that Keledjian, Little and Wright met at the Ritz Carlton Hotel in Chicago, Illinois on or about April 11, 2004, and that the three of them met in the dining room and at the Atrium Lounge.
23.           Defendants deny each and every allegation contained in Paragraph 23 of the Amended Complaint.
24.           Defendants deny each and every allegation contained in Paragraph 24 of the Amended Complaint, except admit that VGI and T&T entered into an agreement entitled “Africa Agreement between VGI and TT” dated May 21, 2004 (“Africa Agreement”) and respectfully refers the Court to the Africa Agreement for the terms thereof.
25.           Defendants deny each and every allegation contained in Paragraph 25 of the Amended Complaint.
26.           Defendants deny each and every allegation contained in Paragraph 26 of the Amended Complaint.
27.           Defendants deny each and every allegation contained in Paragraph 27 of the Amended Complaint.

28.           Defendants deny each and every allegation contained in Paragraph 28 of the Amended Complaint, except admit that VGI and T&T entered into the Distribution Management Agreement, and respectfully refers the Court to the Distribution Management Agreement for the terms thereof.
29.           Defendants deny each and every allegation contained in Paragraph 29 of the Amended Complaint, and respectfully refer the Court to the Distribution Management Agreement for the terms thereof.
30.           Defendants deny each and every allegation contained in Paragraph 30 of the Amended Complaint.
Section of the Amended Complaint Entitled
“Performance Under The Agreement”
31.           Defendants deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in Paragraph 31 of the Amended Complaint, except deny that T&T has performed all of its obligations under the Distribution Management Agreement.
32.           Defendants deny each and every allegation contained in Paragraph 32 of the Amended Complaint.
Section of the Amended Complaint Entitled
“VGI's Misrepresentations”
33.           Defendants deny each and every allegation contained in Paragraph 33 of the Amended Complaint.
34.           Defendants deny each and every allegation contained in Paragraph 34 of the Amended Complaint, except admit that VGI obtained its rights from Therapeutic Genetic, Inc. (“TGI”), and that TGI and VGI were merged.

35.           Defendants deny each and every allegation contained in Paragraph 35 of the Amended Complaint, except admit that TGI and Tomson entered into an assignment agreement.
36.           Defendants deny each and every allegation contained in Paragraph 36 of the Amended Complaint.
37.           Defendants deny each and every allegation contained in Paragraph 37 of the Amended Complaint.
38.           Defendants deny each and every allegation contained in Paragraph 38 of the Amended Complaint.
39.           Defendants deny each and every allegation contained in Paragraph 39 of the Amended Complaint.
40.           Defendants deny each and every allegation contained in Paragraph 40 of the Amended Complaint, except admit that VGI entered into a limited distribution agreement with MTB Ltd. (Zambia) (“MTB Zambia”) on February 4, 2000, and that said agreement expired/was terminated  prior to the time VGI entered into any agreements with Plaintiff.
41.           Defendants deny each and every allegation contained in Paragraph 41 of the Amended Complaint.
42.           Defendants deny each and every allegation contained in Paragraph 42 of the Amended Complaint.

RESPONSES TO COUNT I OF THE AMENDED COMPLAINT
(“Breach of Contract Against VGI”)
43.           Defendants repeat and restate each and every response to the paragraphs referred to in Paragraph 43 of the Amended Complaint with the same force and effect as if fully set forth herein.
44.           Defendants state that Paragraph 44 of the Amended Complaint contains legal assertions and conclusions to which no response is required.  To the extent a response is required, Defendants deny each and every allegation contained in Paragraph 44 of the Amended Complaint.
45.           Defendants deny each and every allegation contained in Paragraph 45 of the Amended Complaint.
46.           Defendants deny each and every allegation contained in Paragraph 46 of the Amended Complaint.
47.           Defendants deny each and every allegation contained in Paragraph 47 of the Amended Complaint.
RESPONSES TO COUNT II OF THE AMENDED COMPLAINT
 (“Fraud Against VGI and Keledjian”)
48.           Defendants repeat and restate each and every response to the paragraphs referred to in Paragraph 48 of the Amended Complaint with the same force and effect as if fully set forth herein.
49.           Defendants deny each and every allegation contained in paragraph 49 of the Amended Complaint.
50.           Defendants deny each and every allegation contained in Paragraph 50 of the Amended Complaint.

51.           Defendants deny each and every allegation contained in Paragraph 51 of the Amended Complaint.
52.           Defendants deny each and every allegation contained in Paragraph 52 of the Amended Complaint.
RESPONSES TO COUNT III OF THE AMENDED COMPLAINT
 (“Declaratory Judgment”)
53.           Defendants repeat and restate each and every response to the paragraphs referred to in Paragraph 53 of the Amended Complaint with the same force and effect as if fully set forth herein.
54.           Defendants deny each and every allegation contained in Paragraph 54 of the Amended Complaint, except admit that VGI owned the intellectual property and patent based rights to TNP in the Republic of South Africa (and elsewhere), and that VGI and T&T entered into the Distribution Management Agreement.
55.           Defendants deny each and every allegation contained in Paragraph 55 of the Amended Complaint.
56.           Defendants state that Paragraph 56 of the Amended Complaint contains legal assertions to which no response is required.  To the extent a response is required, Defendants deny each and every allegation contained in Paragraph 56 of the Amended Complaint.
AFFIRMATIVE DEFENSES
As separate affirmative defenses to the Amended Complaint, Defendants allege as follows:

As and for a First Affirmative Defense
57.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
58.           Plaintiff has no ownership interests in any of Defendants’ intellectual property.  Plaintiff was not party to any of the transfers of patents based on TNP technology, and thus may not collaterally attack the validity of such transfers.  Any injury allegedly suffered by Plaintiff was not caused by an allegedly defective transfer of patents from Tomson to TGI.  Accordingly, Plaintiff’s Amended Complaint fails to state claims upon which relief may be granted for its first, second and third causes of action because Plaintiff has no standing to bring this action.
As and for a Second Affirmative Defense
59.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
60.           Timothy Wright sat on VGI’s Board of Directors until shortly before VGI and T&T signed the Distribution Management Agreement.  T&T conducted full due diligence, including inquiries about VGI’s ownership of patents in TNP based drugs, of which Wright was fully informed and aware.  T&T thus had full knowledge of the status and chain of title regarding VGI’s ownership of the patents for TNP based drugs when T&T signed the Distribution Management Agreement.
61.           T&T knew about VGI’s agreements with MTB Zambia and Mebory & K Enterprises (Pvt.) Ltd. (“Mebory”) at the time T&T entered the Distribution Management Agreement.  In fact, VGI introduced T&T to Borislav Boynoff, who is a principal of both MTB Zambia and Mebory, and T&T thus had the opportunity to question Boynoff and/or resolve any concerns at that time.  T&T further knew the status of VGI’s agreements with MTB Zambia and Mebory at that time.  In fact, VGI, at T&T’s request, agreed to give T&T a broad indemnification, which covers any dispute that would arise due to VGI’s former agreements with MTB Zambia and Mebory.  Despite having full and actual knowledge of all the facts contained in its Amended Complaint at the time T&T signed the Distribution Management Agreement, T&T is now claiming VGI committed fraud, which actions constitute bad faith on the part of T&T.  T&T’s sole intent in initiating this lawsuit is to extract economic concessions from VGI.  T&T has threatened in the past that, unless VGI grants certain concessions, which are unrelated to the allegations in its Amended Complaint, then T&T will institute legal action to economically punish VGI.  All of Plaintiff’s claims are thus barred by the doctrine of unclean hands.

As and for a Third Affirmative Defense
62.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
63.           Plaintiff incurred and has continued to incur unauthorized expenses contrary to the terms of the Distribution Management Agreement, and Plaintiff has failed to substantiate its expenses as necessary, despite repeated requests to do so.  Plaintiff, though under a duty to do so, has thus failed and neglected to reasonably mitigate its alleged damages, to account to VGI and, therefore, cannot recover against. Defendants, whether as alleged, or otherwise under Count I of the Amended Complaint.
As and for a Fourth Affirmative Defense
64.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
65.           Plaintiff’s claims are barred, in whole or in part, by the doctrines of laches, waiver and estoppel.

As and for a Fifth Affirmative Defense
66.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
67.           T&T has limited discretion under the Distribution Management Agreement to incur costs to conduct the First-Stage Clinical Trials.  Nonetheless, T&T has sought reimbursement from VGI for costs and expenses that were not necessary to conduct the First-Stage Clinical Trials and has refused to provide VGI with documentation that would demonstrate its claimed expenses are legitimate and authorized.  T&T has also incurred numerous costs that violate the Distribution Management Agreement and has abused its authority to make expenditures under that agreement.  Count I of Plaintiff’s Amended Complaint is thus barred, in whole or in part, by virtue of Plaintiff’s breach of the implied covenant of good faith and fair dealing.
As and for a Sixth Affirmative Defense
68.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
69.           On or about March 31, 2006, VGI paid T&T $465,111.28 in

consideration for services T&T performed under the Distribution Management Agreement.  VGI paid this sum to T&T after negotiating with T&T regarding amounts due under the Distribution Management Agreement.  Both parties intended this amount to fully satisfy the balance due to T&T under the Distribution Management Agreement.  Accordingly, Plaintiff has suffered no damages.
As and for a Seventh Affirmative Defense
70.           Defendants hereby incorporate their answers, denials and responses to each and every allegation contained in paragraphs 1 through 56 as if fully set forth herein.  Defendants additionally incorporate the allegations and averments contained in VGI’s Amended Counterclaims as if fully set forth herein.
71.           Plaintiff’s claims are barred by accord and satisfaction.
As and for an Eighth Affirmative Defense
72.           Nevada Revised Statute § 78.585 provides the statute of limitations applicable to Plaintiff’s claims based on the allegedly defective transfers between Tomson and TGI.  It bars all such claims.
As and for a Ninth Affirmative Defense
73.           Plaintiff’s claims contained in the Amended Complaint are barred because Plaintiff engaged in fraud.
As and for a Tenth Affirmative Defense
74.           Defendants reserve the right to raise additional affirmative defenses and to supplement those asserted herein upon discovery of further information regarding the claims asserted in the Amended Complaint.

VGI’S AMENDED COUNTERCLAIMS
75.           Counterclaim Plaintiff VGI hereby alleges and complains against Counterclaim Defendants T&T, Timothy Wright, Thomas Little and John and Jane Does 1 through 10 as follows:
76.           This case involves a fraud perpetuated by the Counterclaim Defendants against VGI.
77.           VGI seeks damages and punitive damages arising out of fraud, conspiracy to commit fraud and other unlawful conduct in connection with Counterclaim Defendants’ scheme to induce VGI to enter into certain agreements and to provide information and authority to Counterclaim Defendants to conduct clinical test trials and seek regulatory approval for VGI’s patented immune-based therapies for HIV and AIDS on the continent of Africa, as part of a well-orchestrated, sophisticated, and bad faith conspiracy to destroy VGI and take over VGI’s very valuable and promising technology for Counterclaim Defendants’ own benefit.
78.           Counterclaim Defendants’ actions also constitute breach of contracts, breach of fiduciary duties, unfair business practices and interference with contract.
THE PARTIES
79.           VGI is a Delaware corporation with its principal place of business in Azusa, California.
80.           Keledjian is a citizen and resident of California who is the President and Chief Executive and Financial Officer of VGI.
81.           Upon information and belief, T&T is an Illinois limited liability company with its principal place of business in Chicago, Illinois.

82.           Upon information and belief, Wright is a citizen and resident of Illinois, and is a former director of VGI and a current member of T&T.
83.           Upon information and belief, Little is a citizen and resident of Illinois, and is a member of T&T.
84.           Upon information and belief, “John and Jane Does 1 through 10” are individuals who acted jointly with Counterclaim Defendants and/or as their agents in connection with the wrongs perpetrated on VGI, and who are, therefore, jointly and severally liable with Counterclaim Defendants to VGI.  The individuals are herein named as John and Jane Does because insufficient information as to their identity has been obtained by VGI.  Upon discovery of the identity of any of the individuals herein named as John and Jane Does, VGI shall take appropriate action to identify them and serve them as named counterclaim defendants in this action.
JURISDICTION AND VENUE
85.           The Court has original jurisdiction over the subject matter of the Amended Counterclaims pursuant to 28 U.S.C. § 1332 because the matter in controversy exceeds $75,000, exclusive of interest and costs, and is between citizens of different states.  The Court also has supplemental jurisdiction pursuant to 28 U.S.C. § 1367 because the Amended Counterclaims are part of the same case or controversy contained in the Amended Complaint.
86.           Venue properly lies in the United States District Court for the Northern District of Illinois under 28 U.S.C. § 1391 because a substantial part of the events and/or omissions giving rise to the Amended Counterclaims asserted herein occurred in this District.

FACTUAL BACKGROUND
A.           VGI and the Development of VGV-1
87.           VGI is a biotechnology company engaged in the discovery and development of immune-based therapies for HIV and AIDS based on its investigative drug compounds containing its patented Thymus Nuclear Protein compound (“TNP”).
88.           VGI holds several patents relating to TNP and is engaged in the development and manufacture of certain pharmaceutical products based on TNP which are intended for the treatment of HIV and AIDS, including, without limitation, an investigational pharmaceutical product called “VGV-1.”  In human clinical trials, VGV-1 has shown tremendous promise as an effective treatment for HIV and AIDS.
89.           TNP proteins were originally studied as a means of early detection of certain cancers.  In a series of early pilot studies, it was learned that if the protein was introduced to an HIV-positive patient’s system along with adjuvant, over time an immuno-precipitation reaction gradually reappeared that was similar to an HIV-negative patient’s reaction.  This was the genesis of understanding the therapeutic potential of TNP and led directly to clinical development of VGV-1.
90.           One of the early researchers of the use of TNP for HIV/AIDS treatment, was Dr. Harry Zhabilov Sr. (“Dr. Zhabilov Sr.”).  Dr. Zhabilov Sr. was a licensed medical doctor and scientist in Bulgaria prior to emigrating to the United States.  As a consequence of his research, Dr. Zhabilov Sr. was one of the inventors of TNP and VGV-1.  He was also a founder of VGI.
91.           During the early development of TNP and VGV-1 as a treatment for

HIV/AIDS, Dr. Zhabilov Sr. personally conducted the processes by which TNP was extracted from the thymus tissue for such research.  Dr. Zhabilov Sr. kept his proprietary process for TNP extraction to himself.  As set forth below, towards the end of his life (Dr. Zhabilov Sr. died in 2003), Dr. Zhabilov Sr. apparently taught his proprietary extraction methods to his son, Harry Zhabilov, Jr. (“Zhabilov Jr.”), a former employee, Director and shareholder of VGI, and urged VGI and Keledjian to hire Zhabilov Jr. to take the position as chief scientific officer previously occupied by Dr. Zhabilov Sr. himself.
92.           As early as 1999, VGI initiated efforts to bring its research and investigative pharmaceutical compounds to Africa for research, testing and approval.  The reason that VGI targeted Africa was the epidemic-level presence of HIV and AIDS among the population, particularly in the southern part of the continent, where it was hoped that VGV-1’s promising treatment could greatly benefit the dire situation.  South Africa has been reported as having the highest prevalence of HIV and AIDS in the world.
93.           Although VGI made efforts to bring TNP and VGV-1 to Africa in the late 1990’s, such early efforts were not successful.
94.           Then, as a result of continued research and promising results, in early 2003, VGI renewed its efforts to perform clinical trials and to obtain regulatory approvals in Africa generally, and in South Africa in particular.
B.           The Relationship between Zhabilov Jr. and VGI
95.           After the death in May 2003 of Dr. Zhabilov Sr., and because Zhabilov Jr. now was the only person with knowledge of the processes developed by his late father for extracting TNP from thymus tissue, on or about June 1, 2003, VGI executed an Employment Agreement with Zhabilov Jr. (the “Zhabilov Employment Agreement”).

96.           The Zhabilov Employment Agreement provides that VGI employed Zhabilov Jr. to serve as executive vice president of research and development of VGI.
97.           The Zhabilov Employment Agreement contained a “Reasonable Best Efforts” clause pursuant to which Zhabilov Jr. agreed “that he [would] at all times faithfully, industriously, and to the reasonable best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and explicit terms hereof.”
98.           The Zhabilov Employment Agreement also included a “Non-Solicitation” clause which stated the following, in relevant part:
Except as provided in paragraph 14 below, during the period of this Agreement, and for an additional period after termination or expiration of this Agreement of one year, Employee agrees that he will not, directly or indirectly … solicit any person, governmental entity or agency, firm or business that was a supplier, customer or client of [VGI] or any subsidiary of [VGI] at any time during the two year period prior to the date of termination or expiration of this Agreement with respect to any product or technology developed, under development, or contemplated for development by [VGI] prior to or as of the date of termination or expiration.
99.           The Zhabilov Employment Agreement additionally included a “Non-Disclosure of Information” clause which stated that Zhabilov Jr. agreed to the following, in relevant part:
(a)           During the period of this Agreement, and the period following termination or expiration of this agreement, [Zhabilov Jr.] will not, directly or indirectly:

(i)           use for his own benefit or give to any person not authorized by [VGI] to receive or use such information, except for the sole benefit of [VGI], any marketing plans, results, or product marketing information, which are proprietary to [VGI];

(ii)           use for his own benefit or give to any person not authorized by [VGI] to receive it, any plans or specifications, scientific know-how, formulas, technical data or information, clinical study protocols or data, patient or biologic information, customer lists, data, study, table, report or the like owned by [VGI], or any copy thereof; or

(iii)           use for his own benefit or give to any persons not authorized by [VGI] to receive it any information that is not generally known to anyone other than [VGI], or that is designated by [VGI] as “Limited”, “Private”, or “Confidential”, or similarly designated.

100.           The Recitals to the Zhabilov Employment Agreement also state that “[VGI] desires to provide for the employment of [Zhabilov Jr.], to clearly set forth the relationship between the parties, and to restrict [Zhabilov Jr.] from using certain confidential information and from competing with [VGI] in the future.”
101.           The Zhabilov Employment Agreement expired on or about May 31, 2006.
C.           The Relationship Between Wright and VGI
102.           As part of its renewed efforts to bring TNP and VGV-1 to Africa in 2003, VGI sought out additional consulting and financial assistance.
103.           At this time, VGI was working with Don Kelly (“Kelly”), a Canadian citizen whose son was born HIV positive, to develop distribution of VGV-1 in Africa.  Kelly owned a license to the rights to VGV-1 and TNP in Africa at the time which was later terminated
104.           In early 2003, VGI was introduced to Richard Dent (“Dent”), a former football player for the National Football League’s Chicago Bears.  Dent, in turn, introduced VGI and Kelly to his then-attorney, Wright.
105.           Wright, who, upon information and belief, was a practicing attorney in the State of Illinois, claimed, among other things, to have widespread political and financial contacts in South Africa.
106.           On or around April 8, 2003, VGI retained Wright as a “legal consultant” pursuant to a Consulting Engagement (the “Consulting Engagement”).

107.           The Consulting Engagement required Wright to, among other things:
(a)           Advise VGI “concerning various legal matters;”
(b)           Advise VGI “with respect to its efforts to increase the depth and visibility of its executive management;”
(c)           Advise VGI “with respect to its efforts to expand its Board of Directors to include members with the appropriate scientific background, experience and credentials;”
(d)           Advise VGI “officers and directors in connection with the evaluation and origination of potential financing alternatives;”
(e)           Advise VGI “in connection with the development of a public relations strategy, contact with media and celebrity personnel, and relationships with humanitarian foundations or other groups;”
(f)           Advise VGI “in connection with the identification and development of its strategic goals;” and
(g)           Advise VGI “in connection with the identification and establishment of relationships with potential strategic partners.”
108.           The Consulting Engagement required VGI to “make its personnel and documentation available for inspection, evaluation, and due diligence by [Wright] … [and to] cause its directors, officers and professional advisers to furnish information and copies of documents to, and to otherwise cooperate with, [Wright] in connection with [Wright]’s due diligence activities.”  Furthermore, VGI was to furnish Wright with “information and data concerning [VGI] that [Wright] deems reasonably necessary to the performance of [his] functions.”

109.           In turn, “[e]xcept as agreed to by [VGI], or required by law, all information concerning [VGI] which is not publicly available will be kept confidential by [Wright].”
110.           The Consulting Engagement expressly provided that “[t]he representations, warranties, and agreements of the parties contained in this Agreement will remain operative and in full force and effect and will survive any termination of this Agreement.”
111.           At around this same time, through Wright’s influence and representations, Wright was made a member of the Board of Directors in or around September, 2003, at which time the Consulting Engagement was terminated.
112.           From September 2003 until June 30, 2004, Wright was a member of the Board of Directors of VGI.
113.           At all times from April 2003 until June 30, 2004 (at the time that the Distribution Management Agreement was being executed), as a consultant, then as a Director of VGI, and finally as a principal of Viral Genetics South Africa (Pty) Ltd. (as set forth below), Wright had complete access to VGI’s pre-clinical and clinical data and results regarding VGV-1, as well as information regarding VGI’s financial, business and manufacturing operations, including non-public confidential and proprietary information.
114.           In 2003, in addition to the fact that VGI had hired Wright as its legal advisor, Kelly hired Wright to assist Kelly in obtaining approvals in South Africa for a Phase III clinical trial of VGV-1 and in obtaining the necessary financing to do so.

Ultimately, the Medical Control Council (“MCC”) of South Africa approved a Phase III clinical trial of VGV-1.  Kelly paid all of the expenses associated with obtaining approval from the MCC.  However, Kelly could not raise the necessary funding to actually perform the Phase III clinical trial itself.
D.           The Relationship between T&T and VGI
115.           In about June 2003, Keledjian, Kelly and Wright traveled to Africa to advance the development of VGV-1 in Africa.  During this trip, they met with various business and political leaders in attempts to obtain both financing and the necessary approvals for the clinical trials and ultimately, the distribution of VGV-1.  Among others, the group met with political leaders in South Africa and Botswana, and with the Mine Workers Union.
116.           It was at this time that Wright introduced Keledjian and Kelly to Little, who was supposedly vacationing in South Africa with his family.  Little was a principal of Brandenburg Industrial Services Company, believed to be one of the United States’ largest demolition companies.  Notwithstanding his claim of being on vacation, Little spent several days with the Viral group, during which he became increasingly interested in the VGV-1 project.
117.           During this trip to Africa, Wright began to advise VGI against accepting much of the assistance (both financial and otherwise) being offered by the groups and companies they were meeting with in Africa.  For example, Wright counseled against accepting assistance proffered by AngloGold Ashanti (one of the leading gold producers in the world, headquartered in South Africa) to provide patients and monitors for the clinical trial, citing unspecified “political reasons.”  Likewise, Wright opposed accepting assistance from the South African Mine Workers Union, again claiming “political reasons,” including an assertion that the African National Conference was at odds with the Union.  In South Africa, Wright counseled against hiring Virtus (Pty) Ltd., a contract research organization headquartered in Cape Town, on racial grounds.
118.           Upon information and belief, it was at or prior to this time that Wright and Little developed their plan to misappropriate the business of VGI for their own benefit.
119.           Upon information and belief, Wright, in concert with Little, began systematically to misuse the trust confided in him by VGI to isolate VGI from individuals (including Kelly), companies, government officials and private groups who would or might offer assistance to VGI, in order to obtain control over the options available to VGI with a view of leaving VGI with only one option: T&T.
120.           Shortly after these meetings in Africa, Wright arranged for VGI and Keledjian to meet with Little in Chicago, Illinois.  Upon information and belief, Wright had shared his knowledge of VGI’s confidential and proprietary information and financial, business and manufacturing operations with Little.
121.           The meeting occurred on or about September 30, 2003.  Upon information and belief, Wright and Little sought to establish themselves as the only reasonably available option for VGI to obtain financing, creating greater and greater dependence by VGI on Wright and Little (and T&T) so that they could ultimately force VGI into such dire financial conditions that T&T could easily misappropriate VGI’s assets for close to nothing.
122.           Shortly after the meeting in Chicago, Little agreed to invest $200,000 in VGI in the form of a convertible debenture.
123.           Thereafter, as part of its efforts in South Africa, VGI established Viral Genetics South Africa (Pty) Ltd. (“VGSA”), for the purpose of performing the Phase III clinical trial and for promoting and distributing VGV-1 in South Africa.

124.           On February 27, 2004, the MCC granted final approval to conduct a multi-center, randomized, double-blind, placebo-controlled human clinical trial of VGV-1, commonly known as a Phase III Clinical Trial (the “Phase III Clinical Trial”).  By this time, it was becoming more clear that Kelly would not be able to fund the Phase III Clinical Trial.
125.           Taking advantage of this situation, on or around April 11, 2004, Wright and Little met again with Keledjian in Chicago to discuss the financing of the Phase III Clinical Trial of VGV-1 in South Africa.
126.           Upon information and belief, as part of their plan, Little began to put pressure on VGI and Keledjian to repay the $200,000 investment in VGI, knowing that such pressure and the threat of legal action by Little created an extremely difficult financial situation for VGI during the critical period leading up to the impending South African Phase III Clinical Trial.
127.           On or around May 14, 2004, even though Wright was still a Director of VGI, Wright and Little formed T&T, with the stated intention that T&T would finance the Phase III Clinical Trial of VGV-1 in South Africa, but, upon information and belief, with the intention that T&T would be used as a vehicle to carry out their fraudulent plan and conspiracy.
128.           At this time, Wright, Little and T&T began a course of threatening legal action and a loss of opportunity in South Africa, while at the same time offering financial assistance.  Little threatened to sue with respect to the $200,000 investment while Wright continued to counsel that VGI must move forward immediately with South Africa or all of Africa would be “lost.”  Based upon this coercion, on or around May 21, 2004, T&T and VGI entered into an “Africa Agreement Between VGI and TT” (the “Africa Agreement”) in which the parties agreed that VGI would assign all of its ownership rights in VGSA to T&T.
129.           Under the Africa Agreement, VGI granted T&T a license to distribute, and, in limited circumstances, to manufacture VGV-1 for sale and distribution throughout the continent of Africa.
130.           In exchange for the assignment of the rights in VGSA to T&T and the license granted to T&T, the parties agreed that Little would assign his rights under the $200,000 convertible debenture to VGI and that T&T would pay VGI a sum of $650,000.  Furthermore, Wright relinquished his right to one million shares of VGI stock, and T&T agreed to allocate $2,000,000 to fund VGSA activities throughout Africa.  The parties agreed that $1,200,000 of that $2,000,000 commitment was to be used to fund the Phase III Clinical Trial of VGV-1 in South Africa.
131.           Following the execution of the Africa Agreement, the parties anticipated that it would be necessary for further contracts to be executed with third parties in Africa to facilitate the distribution of VGV-1.
132.           Accordingly, on or around July 1, 2004, VGI and T&T executed a Distribution Management Agreement (the “Distribution Management Agreement”) pursuant to which VGI appointed T&T as the exclusive independent agent for VGI in the management of the distribution of [VGV-1] in [Africa].”

133.           The parties acknowledged that VGI was to “manufacture pharmaceutical products, which are intended for treatment of HIV and the related condition known as AIDS, including, without limitation, a product based on thymus nuclear protein identified as ‘VGV-1’” and that T&T was to “obtain government approvals, licenses, and authorizations from certain governments of African nations for distribution of products imported from other countries … and to manage and secure distribution capabilities in African nations through local sales channels, affiliated companies based in Africa, or strategic distribution arrangements with unrelated third parties.”
134.           Under the Distribution Management Agreement, T&T agreed to pay $1,600,000 to complete the first stage of the Phase III Clinical Trial of VGV-1 in South Africa (the “First Stage Clinical Trials”).  VGI agreed to reimburse T&T in an amount equal to one half of any costs in excess of $1,600,000 incurred to complete the First Stage Clinical Trial.
135.           If additional tests, protocols, studies or clinical trials were required, T&T agreed to “pay all expenses for travel, meals, and lodging” in connection therewith.
136.           Furthermore, the Distribution Management Agreement provided that “[i]n the event T&T concludes that it will be expedient or necessary, for the purpose of selling and distributing [VGV-1] in a significant part of the Territory, to retain the services of any third party to conduct part of or all of any future clinical trial services, the Parties hereto agree to share the cost of such third party services equally.”
E.           Counterclaim Defendants’ Behavior Following the Execution of theDistribution Management Agreement

137.           Almost immediately following the execution of the Distribution Management Agreement, each of the Counterclaim Defendants acted together in a well orchestrated, sophisticated and bad faith conspiracy to effectively to destroy VGI and take over VGI’s very valuable and promising technology for Counterclaim Defendants’ own benefit.
138.           Counterclaim Defendants’ “strategy” was clear and specific:
(a)           Set VGI and Keledjian up for a lawsuit based upon false allegations and assertions which, given its predicted (i.e., created by Counterclaim Defendants) scarce financial position, VGI and Keledjian would be unable to contest;
(b)           “Secure T&T position as largest creditor” of VGI;
(c)           “Secure legal representation to pursue bankruptcy in California venue;”
(d)           “Prepare for VGI[’s forced] bankruptcy;”
(e)           “Impugn [the] efficacy of TNP to deter 3rd party interest in any VGI assets;”
(f)           “Secure T&T[’s] position to acquire any work product created by Zhabilov [Jr.] during his tenure with VGI;” and
(g)           “Enter into employment contract with Zhabilov [Jr.];”
139.           Upon information and belief, Counterclaim Defendants also compelled VGI to expend sums building a U.S.-based manufacturing facility that, based upon their plan, they knew VGI would never need or use, while at the same time discouraging potential investors from making investments in VGI.  The plan was to leave VGI without resources to fight Counterclaim Defendants’ planned future legal attack and without resources to continue to develop VGV-1 as a commercial product capable of creating revenue.  The end result, it was hoped and planned, would be the bankruptcy of VGI with T&T as the largest creditor able to take any and all assets without cost.

140.           Upon information and belief, each of the Counterclaim Defendants agreed to and joined in the conspiracy and plan as outlined in these Counterclaims, and provided substantial assistance to effectuate same.  As a result, each is jointly and severally liable with the others to VGI for all damages sustained as a result thereof.
F.           The Sabotage of the Clinical Trial

141.           In March 2004, VGI hired Dr. Ronald Moss to head VGI’s Scientific Advisory Board. Dr. Moss was the former President of Immune Response Corporation. Immune Response had, to date, done one of the largest HIV trials in the world.
142.           Based on Dr. Moss’s advice, Wright started a Scientific Advisory Board (“SAB”) in South Africa, with Dr. Moss being the initial chairman. Dr. Moss was compensated by Wright for his work, and, upon information and belief, Wright was able to use his relationship with Moss to control the direction and progress of VGV-1 development in South Africa.
143.           In December 2004, Dr. Moss reviewed and advised both Viral and VGSA on the Phase III Clinical Trial, including, importantly, the “endpoints,” i.e., the target sought as results for the Phase III Clinical Trial to be considered “a success.”  Moss wanted to set the primary endpoint on the Phase III Clinical Trial to be a reduction of viral load within the subjects of>.5 log.
144.           Although Wright at first objected to this primary endpoint, he made a showing of relenting and “agreed” to take necessary action to set this as the goal for the Phase III Clinical Trial.  However, after the Phase III Clinical Trial, Viral only later discovered that Wright had never actually made the filings necessary to change the stated primary endpoint from>1 log to>.5 log.

145.           Little began making demands that VGI not contact any service providers or others in South Africa, creating further isolation between VGI and those doing the Phase III Clinical Trial.
146.           After the Phase III Clinical Trial was completed and T&T/Little had stopped funding VGSA or the follow up to the trial (the “TNP002 study”) in early 2006, Wright apparently made certain filings to state the primary endpoint as>.5 log.  Upon information and belief, Wright and Little did not make the necessary regulatory filing to set the correct primary endpoint because Counterclaim Defendants wanted the perception that the Phase III Clinical Trial had “failed” as part of their plan to bankrupt VGI.  Then, once the filings were made, Wright accused VGI publicly of “changing the goalposts” such that the perception was one of failure and manipulating results as it relates to the supposed initial target.
147.           Wright also failed to have the baseline data collected on a secondary test that was very important to the registration of this drug.  This failure, which, upon information and belief, was purposeful, is incredibly significant – VGI literally lost the data for several hundred thousand of dollars of studies that could have explained how VGV-1 worked in humans subjects.  VGI is now redoing much of that work in test tubes at added expense.  The cost was not only financial.  The loss of significant scientific clinical data also deprived VGI of information regarding how to improve VGV-1 and regarding what other diseases the drug may treat.
148.           Wright also created such an untenable condition for Dr. Moss, such that in January 2006, Dr. Moss resigned from VGSA’s SAB.
149.           Upon information and belief, Wright and Little, during the period when the Phase III Clinical Trial results were finally completed, carried out an orchestrated and intentional plan to delay the results, knowing this would significantly hurt Viral – its stock price, its credibility, and its morale.  Indeed, Wright, Little and T&T resisted the efforts to release the Phase III Clinical Trial data for months.  Because the Phase III Clinical Trial was so crucial to the business and future of VGI, the delay in release of the data caused by Wright, Little and T&T precipitated a drop in the stock price of VGI.
150.           Indeed, VGI’s large institutional investors actually questioned whether VGI had conducted the Phase III Clinical Trial at all, causing significant reputational and financial damage to VGI.
151.           In addition, Wright convened a VGSA Scientific Advisory Board meeting to discuss the Phase III Clinical Trial results, but, upon information and belief, Wright intentionally gave false information to VGI regarding the start time of the meeting in an effort to conduct a Politburo-style rubber stamping of his agenda without opposition. Wright later prepared minutes of the meeting in which he created a self-serving document designed to create false fodder against Keledjian and VGI for a lawsuit.   After the meeting, Wright tried to force VGI to accept his version of the minutes but VGI objected.  Thereafter, Wright characterized VGI negatively and ignored most of VGI’s suggested edits to the minutes in an attempt to falsify the record.
F.           Wright, Little and T&T Co-opt Zhabilov Jr.
152.           In late 2005, before the Phase III Clinical Trial was over, but after VGI had reviewed the very intriguing blinded data, Little asked for a closed-door, face to face meeting with Keledjian and Zhabilov Jr..  Little demanded the manufacturing rights to TNP in Africa and stated that if he did not receive such rights, he would terminate the Phase III Clinical Trial.  At the meeting, Little threatened and abused Keledjian and Zhabilov Jr. with personal lawsuits, bankruptcy, and the destruction of VGI, among other things.

153.           Upon information and belief, at this time, Zhabilov Jr. joined Wright, Little and T&T in their conspiracy and plot to destroy VGI and take to themselves VGI’s business, intellectual property and value.
154.           Given the threats and consequences, VGI agreed to negotiate with Little to attempt to reach a solution to the situation.  Little refused to be reasonable and to negotiate in good faith.  Discussions continued for over a month, in which time Little refused to give up on the most basic points.
155.           Ultimately, VGI, having little choice given the pressures brought to bear by Little and T&T, agreed in principle to an arrangement which was very favorable to T&T and Little.  Accordingly, a meeting was set up to be conducted in Denver at which VGI and Little were to finalize a royalty agreement for T&T with respect to the manufacturing of VGV-1.
156.           However, inexplicably (at the time), Zhabilov Jr. refused to proceed with any further negotiations.  VGI could not proceed with any further negotiations regarding a manufacturing arrangement since, as stated above, Zhabilov Jr. alone possessed knowledge of the process by which TNP is extracted from the thymus tissue.
157.           VGI has only recently learned (through discovery in this matter) that Zhabilov Jr. had, as of this time, agreed with Wright, Little and T&T to bankrupt VGI and to move the intellectual property, as well as his own employment, to T&T and/or VGSA (both controlled and owned by Wright and Little).  For this reason, Zhabilov Jr., as an agent of the conspiracy, refused to allow any agreement to be finalized (as planned).

158.           Around this same time, Wright, Little and T&T were in the process of offering to and negotiating with Zhabilov Jr. to leave VGI and join T&T together with all of VGI’s trade secrets and intellectual property as it concerned VGV-1 and TNP.
159.           Upon information and belief, Zhabilov Jr., with the consent, advice and assistance of Wright, Little and T&T, and for their mutual benefit, began sabotaging VGI’s research and development of VGV-1.  Zhabilov Jr. had meetings with Wright and Little, both in California and in Chicago, in which he participated in their joint plan and provided to them confidential and proprietary information about VGI, without VGI’s knowledge or consent (and in breach of his employment agreement and his fiduciary duties to VGI).
160.           Zhabilov Jr. refused to give information requested and demanded by VGI for purposes of obtaining the necessary regulatory approval of VGV-1 in South Africa.  Upon information and belief, this was done at Wright’s, Little’s and T&T’s direction with a promise by Zhabilov Jr. to give such information directly to his remaining co-conspirators after they had succeeded in destroying VGI.
161.           To this end, at least as early as April 2006, Zhabilov Jr. hired legal counsel to negotiate an “association” with T&T whereby T&T would receive VGI’s intellectual property regarding TNP and VGV-1 and would employ Zhabilov Jr.  Little paid the retainer of $10,000 on behalf of Zhabilov Jr.  As of April 24, 2006, Zhabilov Jr. was waiting for the terms T&T would be offering, and was advised that “[h]opefully, they will be acceptable and [you] can finalize your arrangements with T&T in a satisfactory manner and you can leave [VGI] with a minimum of problems.”

G.           Counterclaim Defendants’ Final Push to Bankrupt VGI
162.           As part of their plan, Little and T&T cut off the funding of the Phase III Clinical Trial around January 2006.  Then, Counterclaim Defendants shut down operations at VGSA in South Africa in April 2006.  However, upon information and belief, Little and T&T did continue to fund efforts to hire Zhabilov Jr., and take TNP and VGV-1 from VGI.
163.           In January 2006, Little and Wright began outlining their anticipated lawsuit against VGI and Keledjian, including discussions of what allegations would be made although both knew that the allegations being discussed were false and without basis.
164.           At the same time, and while all the while negotiating with Zhabilov Jr. to secure his participation, Wright, Little and T&T outlined their plan to “[s]ustain VGSA throughout 2006” in order to have a vehicle ready and able to carry forward the misappropriated business of VGI.
165.           Thereafter, as part of their plan to bankrupt VGI, Counterclaim Defendants attempted to prevent or frustrate VGI’s attempts to raise sorely needed capital.  For example, in August 2006, VGI appointed T. Joseph Natale (who was President of VGI Latin America) to the nascent Executive Task Force: Reorganization Committee, as co-chair with Zhabilov Jr.  The purpose of the Committee was to identify and implement a strategic plan for the growth and reorganization of VGI as a sustainable business entity.  However, Zhabilov Jr. immediately contacted Natale and began efforts to solicit Natale’s cooperation with the scheme being perpetrated by Counterclaim Defendants.  Specifically, Zhabilov Jr. disparaged VGI and Keledjian, and solicited

Natale to “join a new company” with Zhabilov Jr. and Counterclaim Defendants to exploit TNP’s potential commercial success.  Zhabilov Jr. set up several conference calls between Natale and Wright in which Wright likewise disparaged VGI and Keledjian and attempted to solicit Natale’s cooperation.   In addition, Zhabilov Jr. arranged a meeting between Wright and Natale at Los Angeles International Airport.  Moreover, Zhabilov Jr. also set up a meeting between Natale and Little at a restaurant in Santa Monica, California, for the same purposes.
166.           During this entire time, Zhabilov Jr. urged Natale to keep these communications confidential and not to tell VGI or Keledjian about the discussions or about Zhabilov Jr. working with Counterclaim Defendants.  Zhabilov also urged Natale to form a separate company with him to take VGI’s intellectual property and assets away from VGI.
167.           At around the same time,  in October 2006, Wright called Monica Ord, an employee of VGI tasked primarily with raising investments and capital for VGI, and told Ms. Ord that he (Wright) was in contact with Zhabilov Jr.  He told her that Keledjian was stealing money from VGI and that if she helped raise any additional capital for VGI, she would go to jail.  He repeatedly warned her not to raise any further money for VGI.  He told her Keledjian would be going to jail as well, and that Little had a “personal vendetta” against Keledjian and would destroy VGI “no matter what.”

FIRST COUNTERCLAIM

(Fraud and Conspiracy to Commit Fraud Against All Counterclaim Defendants)
168.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 167 as if fully set forth herein.

169.           Counterclaim Defendants entered into the numerous agreements set forth above, to induce VGI to provide Counterclaim Defendants with the authority and information necessary to develop VGV-1 (and TNP) as an HIV and AIDS treatment on the continent of Africa.
170.           Upon information and belief, Counterclaim Defendants did not intend to perform their obligations under these agreements at the time they were entered into, but instead intended to steal VGI’s business, good will, trade secrets and intellectual property for their own use and benefit.
171.           In connection therewith, Counterclaim Defendants colluded to and did make false statements regarding their intent to perform such contracts and their future performance, all with the specific intent that VGI would rely upon such representations to its damage and detriment.
172.           Upon information and belief, each of the Counterclaim Defendants knew or should have known that the representations regarding their current intent and their future conduct of the business and of the financial assistance being offered to VGI were false and that VGI would rely upon such representations to its detriment.
173.           Specifically, Counterclaim Defendants used such representations to obtain confidential and propriety information about VGI, VGV-1 and TNP, and to put themselves in a position vis-à-vis VGI such that they could bankrupt and destroy VGI’s business and misappropriate VGI’s trade secrets, business, good will and intellectual property for their own benefit.
174.           In reliance on the misrepresentations set forth above, VGI identified Counterclaim Defendants as their business partners, and provided authority to act with respect to the development of VGV-1 in Africa, financial assistance, confidential and proprietary information and placed in Counterclaim Defendants trust creating a vulnerability that Counterclaim Defendants have taken advantage of by unjust means.
175.           All Counterclaim Defendants in association with one another for the purpose of defrauding VGI constitute an “enterprise,” which enterprise was engaged in and the activities of which affected interstate commerce beginning at least in 2004 and continuing through the present.
176.           Each Counterclaim Defendant, individual or entity, was employed or otherwise associated with the enterprise and, beginning at least in 2004 and continuing through the present, did conduct or participate, directly or indirectly, in the conduct of affairs of the enterprise through a pattern of fraudulent and tortious activity.
177.           Each of the Counterclaim Defendants committed and, in some instances, aided and abetted the commission, of acts in furtherance of the fraud.  These predicate acts of each Counterclaim Defendant were related because they involved the same method of commission, the same sending and receiving parties and they served the common purpose of inducing the VGI to rely upon the above-stated representations and take the above-stated action or omissions, to further the overall scheme to defraud VGI.
178.           As a direct result of VGI’s reasonable reliance on Defendants’ misrepresentations known to each and every Counterclaim Defendant, VGI has suffered damages caused by each of Counterclaim Defendants in an amount to be proved at trial, but not less than US$3,500,000, plus interest.
179.           In connection with the activities giving rise to this cause of action, Counterclaim Defendants acted with malice, insult, intent and knowledge and with a wanton disregard of the rights of VGI.  Counterclaim Defendants’ misrepresentations were intentional and willful and wanton.  Accordingly, VGI should be awarded punitive damages in an amount to be awarded at trial, but not less than US$10,000,000.
SECOND COUNTERCLAIM
(Breach of Contract Against T&T)
180.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 179 as if fully set forth herein.
181.           The Distribution Management Agreement is a binding and enforceable contract.
182.           VGI has fully performed, and continues to perform, its obligations under the Distribution Management Agreement, or is excused from such performance.
183.           Upon information and belief, T&T has breached the Distribution Management Agreement by, among other things:
a)           Failing to pay its contracted share of expenses and costs under the Distribution Management Agreement;
b)           Demanding payment of certain costs and expenses from VGI not authorized or approved by VGI pursuant to the Distribution Management Agreement.
184.           As a direct and proximate cause of T&T’s aforesaid breaches of the Distribution Management Agreement, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.  VGI is also entitled to indemnification of all cost and damages suffered as a result of Counterclaim Defendants’ conduct herein.  In addition, VGI is entitled to its reasonable attorneys fees as per agreement.

THIRD COUNTERCLAIM
(Breach of Covenant of Good Faith and Fair Dealing Against T&T)
185.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 184 as if fully set forth herein.
186.           The Distribution Management Agreement is a binding and enforceable contract.
187.           VGI has fully performed, and continues to perform, its obligations under the Distribution Management Agreement, or is excused from such performance.
188.           Under the Distribution Management Agreement, T&T owed to VGI an implied covenant of good faith and fair dealing.  Among other things, T&T was obligated to refrain from conduct that would result in injuring or infringing on VGI’s right to receive the benefits of the Distribution Management Agreement.
189.           As a direct and proximate result of T&T’s aforesaid breach of the covenant of fair dealing, VGI has been damaged in an amount to be proven at trial, but reasonably believed to exceed $3,500,000.  In addition, VGI is entitled to its reasonable attorneys fees as per agreement.
FOURTH COUNTERCLAIM
(Breach of Contract Against Wright)
190.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 189 as if fully set forth herein.
191.           The Consulting Engagement was a binding and enforceable contract.
192.           The Consulting Engagement expressly provided that the representations, warranties, and agreements of the parties contained in the Consulting Engagement will remain operative and in full force and effect and will survive any termination of the Consulting Engagement.

193.           VGI fully performed all its obligations under the Consulting Engagement.
194.           Upon information and belief, Wright breached the Consulting Agreement by, among other things, disclosing or causing to be disclosed confidential, proprietary information of VGI without authorization of VGI to third parties, and by engaging in the conduct and conspiracy alleged herein.
195.           As a direct and proximate cause of Wright’s aforesaid breaches of the Consulting Engagement, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.
FIFTH COUNTERCLAIM
(Breach of Covenant of Good Faith and Fair Dealing Against Wright)
196.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 195 as if fully set forth herein.
197.           The Consulting Engagement was a binding and enforceable contract .
198.           The Consulting Engagement expressly provided that the representations, warranties, and agreements of the parties contained in the Consulting Engagement will remain operative and in full force and effect and will survive any termination of the Consulting Engagement.
199.           VGI fully performed all its obligations under the Consulting Engagement.
200.           Under the Consulting Agreement, Wright owed to VGI an implied covenant of good faith and fair dealing.  Among other things, Wright was obligated to refrain from conduct that would result in injuring or infringing on VGI’s right to receive the benefits of the Consulting Engagement.

201.           As a direct and proximate result of Wright’s aforesaid breach of the covenant of fair dealing, VGI has been damaged in an amount to be proven at trial, but reasonably believed to exceed $3,500,000.
SIXTH COUNTERCLAIM
(Breach of Fiduciary Duty Against Wright)
202.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 201 as if fully set forth herein.
203.           As set forth more fully above, pursuant to the Consulting Agreement, Wright agreed to provide legal and other consulting services to VGI.  In addition, from September 2003 until June 2004, Wright was a member of the Board of Directors of VGI.
204.           During this entire period, a relationship of trust and fidelity arose between Wright and VGI as a matter of law, giving rise to fiduciary obligations on the part of Wright in favor of VGI.
205.           Based upon these fiduciary obligations, Wright owed to VGI a duty of the highest fidelity and good faith.
206.           Based upon his participation in the plan and conspiracy of Counterclaim Defendants as set forth herein, and based upon Wright’s acts and omissions, and usurpation of VGI’s corporate business opportunities, Wright breached his fiduciary obligations to VGI, causing harm to VGI as a direct result thereof.
207.           As a direct and proximate cause of Wright’s aforesaid breaches of his fiduciary duties to VGI, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.

208.           The acts giving rise to Wright’s breach of fiduciary duty were purposeful, willful and wanton, and without regard to the rights of VGI.  As a result, Wright is also liable to VGI for punitive and exemplary damages in an amount to be awarded at trial, but not less than $10 million.
SEVENTH COUNTERCLAIM
 (Aiding and Abetting Breach of Fiduciary Duty Against All Counterclaim Defendants)

209.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 208 as if fully set forth herein.
210.           As a result of Zhabilov Jr.’s and Wright’s positions and agreements with VGI, both owed to VGI a fiduciary duty.
211.           Zhabilov Jr. and Wright breached their fiduciary duties to VGI by misappropriating VGI’s business, goodwill, trade secrets, business opportunities and intellectual property and by defrauding VGI in collusion with the other Counterclaim Defendants.
212.           Little and T&T knew or should have known that by engaging in their joint scheme to defraud, Zhabilov Jr. and Wright would breach their fiduciary duties to VGI.  Wright knew or should have known that by engaging in their joint scheme to defraud, Zhabilov Jr. would breach his fiduciary duties to VGI.
213.           The participation in and acceptance of the benefits of the fraudulent scheme by Wright, Little and T&T constituted a knowing or reckless participation by Wright, Little and T&T in Zhabilov Jr.’s, and by Little and T&T in Wright’s, breach of their fiduciary duties to VGI.

214.           Accordingly, Wright, Little and T&T aided and abetted Zhabilov Jr.’s and Little and T&T aided and abetted Wright’s breach of fiduciary duty to VGI.
215.           As a result, VGI has suffered damages in an amount to be proved at trial, but not less than $3,500,000, plus interest.
216.           Wright’s, Little’s and T&T’s actions were intentional and willful and wanton.  Accordingly, VGI should be awarded punitive damages in an amount to be awarded at trial, but not less than $10,000,000.
EIGHTH COUNTERCLAIM
(Tortious Interference With Contract Against All Counterclaim Defendants)
217.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 216 as if fully set forth herein.
218.           The Zhabilov Employment Agreement was a binding and enforceable contract.
219.           VGI fully performed, and continues to perform, its obligations under the Zhabilov Employment Agreement.
220.           Upon information and belief, Wright, Little and T&T were aware of the existence of the Zhabilov Employment Agreement.
221.           Upon information and belief, Wright, Little and T&T intentionally acted to induce Zhabilov Jr. to breach the Zhabilov Employment Agreement and/or to disrupt or interfere with the contractual relationship between VGI and Zhabilov Jr.
222.           Upon information and belief, Zhabilov Jr. breached the Zhabilov Employment Agreement and/or the contractual relationship between VGI and Zhabilov was disrupted or interfered with due to Wright’s, Little’s and T&T’s intentional acts.

223.           As a direct and proximate cause of Wright’s, Little’s and T&T’s aforesaid tortious interference with VGI and Zhabilov Jr.’s contractual relationship, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.
NINTH COUNTERCLAIM

(Tortious Interference with Prospective Economic Advantage Against All Counterclaim Defendants)

224.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 223 as if fully set forth herein.
225.           VGI and Zhabilov Jr. enjoyed an economic relationship with the probability of future economic benefit to VGI.
226.           Upon information and belief, Wright, Little and T&T were aware of the economic relationship between VGI and Zhabilov Jr.
227.           Upon information and belief, Wright, Little and T&T intentionally acted to disrupt and/or interfere with the economic relationship between VGI and Zhabilov Jr.
228.           Upon information and belief, but for Wright’s, Little’s and T&T’s intentional disruption and/or interference with VGI and Zhabilov Jr.’s economic relationship, there was a probability of future economic benefit to VGI as a result of the economic relationship.
229.           As a direct and proximate cause of Wright’s, Little’s and T&T’s aforesaid tortious interference with VGI and Zhabilov Jr.’s economic relationship, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.
TENTH COUNTERCLAIM
(Trade Libel Against All Counterclaim Defendants)
230.           Counterclaim Plaintiff repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 229 as if fully set forth herein.

231.           Upon information and belief, Counterclaim Defendants have published or have caused to be published on the internet through John and Jane Does 1 through 10, among other places, false and disparaging information of VGI and Keledjian.
232.            Upon information and belief, Counterclaim Defendants knew these communications to be false or they were made with reckless disregard of the truth.
233.           As a direct and proximate cause of Counterclaim Defendants’ aforesaid trade libel, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.
ELEVENTH COUNTERCLAIM
(Unfair Business Practices Against All Counterclaim Defendants)
234.           Counterclaim Plaintiffs repeats and realleges each and every allegation of the Amended Counterclaims contained in Paragraphs 1 through 233 as if fully set forth herein.
235.           Under California law, unfair competition is any unlawful, unfair or fraudulent business act or practice.  Cal. Bus. & Prof. Code § 17200, et seq.
236.           The acts and omissions of Counterclaim Defendants complained of herein constitutes unfair competition and violates California law.
237.           As a direct and proximate cause of Counterclaim Defendants’ aforesaid unfair business practices, VGI has been damaged in an amount not yet fully known, but believed to exceed $3,500,000.
238.           VGI is also entitled to recover from the Counterclaim Defendants treble damages and attorneys’ fees by statute.

WHEREFORE, Defendant and Counterclaim Plaintiff VGI and Defendant Keledjian pray for the following relief:
(1)           Dismissal of the Amended Complaint in its entirety;
(2)           For damages on the Amended Counterclaims in an amount to be proven at trial, plus interest and costs;
(3)           Reasonable attorneys’ fees; and
(4)           For such other and further relief as this Court deems just and proper.
JURY DEMAND
Defendant and Counterclaim Plaintiff Viral Genetics, Inc. and Defendant Haig Keledjian hereby request a trial by jury on all claims, causes of action, issues, counterclaims, and affirmative defenses properly triable before a jury.

Dated:    New York, New York
September 18, 2007                                    /s/ Richard A. De Palma
Richard A. De Palma (pro hac vice)
Kathryn M. Ryan (pro hac vice)
Vasilis F.L. Pappas (pro hac vice)
BAKER & McKENZIE LLP
1114 Avenue of the Americas
New York, NY 10036
(212) 626-4100

J. Patrick Herald
Michael C. McCutcheon
BAKER & McKENZIE LLP
One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, IL  60601
(312) 861-8000
Firm I.D. #28

Attorneys for CounterclaimPlaintiff Viral Genetics, Inc. and
Defendant Haig Keledjian

CERTIFICATE OF SERVICE

I, Richard A. De Palma, one of the attorneys for Defendant and Counterclaim Plaintiff Viral Genetics, Inc. and Defendant Haig Keledjian, do hereby certify that I have this day caused a true and correct copy of the foregoing Defendants’ Amended Answer to
Plaintiff’s Amended Complaint and Counterclaim Plaintiff’s Amended Counterclaims to be served upon the following according to ECF Rules in compliance with Fed. Rule Civ. P. 5(b)(2)(D):
Mark S. Bernstein, Esq.
David M. Wiese, Esq.
Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
mark.bernstein@bfkpn.com
david.wiese@bfkpn.com

Attorneys for Plaintiff and Counterclaim Defendant
Timothy & Thomas LLC

September 18, 2007                                                                           /s/ Richard A. De Palma